CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Preliminary Offering Circular Dated July 8, 2016 of our report dated July 7, 2016, which contains an emphasis of a matter paragraph on going concern, with respect to the financial statements of iConsumer Corp. for the year ended December 31, 2015.

/s/ Wipfli LLP

Minneapolis, Minnesota
July 7, 2016